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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of
Borel Bank & Trust Company:

    We consent to the inclusion in Amendment No. 1 to the registration statement (No. 333-67746) on Form S-4 of Boston Private Financial Holdings, Inc. of our report dated February 26, 2001 relating to the balance sheets of Borel Bank & Trust Company as of December 31, 2000 and 1999, and the related statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000 and to the reference to our firm under the heading "Experts" in the joint proxy statement and prospectus.

                                          /s/ KPMG LLP

San Francisco, California
October 11, 2001